                    SHARE EXCHANGE AGREEMENT
                          BY AND AMONG

                  STARLIGHT ACQUISITIONS, INC.

                              AND

                      THE SHAREHOLDERS OF
                      TOUCAN MINING, LTD.



                            * * * * *


                     DATED AS OF May 10, 1996


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                        TABLE OF CONTENTS
                                                              PAGE
                                                              ----
Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.   Definitions. . . . . . . . . . . . . . . . . . . . . .1
     2.   The Share Exchange . . . . . . . . . . . . . . . . . .3
          2.1  The Share Exchange. . . . . . . . . . . . . . . .3
          2.2  Effective Date. . . . . . . . . . . . . . . . . .3
          2.3  Exchange of Toucan Common Stock . . . . . . . . .3
          2.4  Exchange of Certificates. . . . . . . . . . . . .3
          2.5  Reporting of Share Exchange . . . . . . . . . . .4
          2.6  Board of Directors of Starlight . . . . . . . . .4
     3.   The Closing. . . . . . . . . . . . . . . . . . . . . .4
          3.1  Time and Place of Closing . . . . . . . . . . . .4
          3.2  Obligations of the Toucan Shareholders at or
               Prior to the Closing. . . . . . . . . . . . . . .4
          3.3  Obligations of Starlight at or Prior to the
               Closing . . . . . . . . . . . . . . . . . . . . .4
     4.   Representations, Warranties and Covenants of the
          Toucan Shareholders. . . . . . . . . . . . . . . . . .5
          4.1  Corporate Organization. . . . . . . . . . . . . .5
          4.2  Capitalization. . . . . . . . . . . . . . . . . .5
          4.3  Authority; No Violation . . . . . . . . . . . . .5
          4.4  Consents and Approvals. . . . . . . . . . . . . .5
          4.5  Violation of Laws, Permits, etc.. . . . . . . . .5
          4.6  Toucan  Financial Statements. . . . . . . . . . .6
          4.7  No Undisclosed Liabilities, etc.. . . . . . . . .6
          4.8  Absence of Certain Changes. . . . . . . . . . . .6
          4.9  Title to Property; Encumbrances . . . . . . . . .6
          4.10 Litigation. . . . . . . . . . . . . . . . . . . .7
          4.11 Taxes.. . . . . . . . . . . . . . . . . . . . . .7
          4.12 Contracts . . . . . . . . . . . . . . . . . . . .7
          4.13 Compensation and Employee Plans . . . . . . . . .8
          4.14 Brokers, Finders and Advisors . . . . . . . . . .8
          4.15 Labor Force . . . . . . . . . . . . . . . . . . .8
          4.16 Books and Records . . . . . . . . . . . . . . . .8
          4.17 Payments. . . . . . . . . . . . . . . . . . . . .8
          4.18 Disclosure. . . . . . . . . . . . . . . . . . . .9
          4.19 Joint Ventures. . . . . . . . . . . . . . . . . .9
          4.20 Subsidiaries. . . . . . . . . . . . . . . . . . .9
          4.21 Ownership of Shares.. . . . . . . . . . . . . . .9
          4.22 Investment Letter . . . . . . . . . . . . . . . .9
     5.   Representations, Warranties and Covenants of
          Starlight. . . . . . . . . . . . . . . . . . . . . . .9
          5.1  Corporate Organization. . . . . . . . . . . . . .9
          5.2  Capitalization. . . . . . . . . . . . . . . . . .9
          5.3  Authority . . . . . . . . . . . . . . . . . . . 10
          5.4  Consents and Approvals. . . . . . . . . . . . . 10
          5.5  Violation of Laws, Permits, etc.. . . . . . . . 10
          5.6  Starlight Financial Statements. . . . . . . . . 10
          5.7  No Undisclosed Liabilities, etc . . . . . . . . 10
          5.8  Absence of Certain Changes. . . . . . . . . . . 10
          5.9  Title to Property; Encumbrances . . . . . . . . 11
          5.10 Litigation. . . . . . . . . . . . . . . . . . . 11
          5.11 Taxes.. . . . . . . . . . . . . . . . . . . . . 11
          5.12 Contracts . . . . . . . . . . . . . . . . . . . 12
          5.13 Compensation and Employee Plans . . . . . . . . 13
          5.14 Brokers, Finders and Advisors . . . . . . . . . 13
          5.15 Labor Force . . . . . . . . . . . . . . . . . . 13
          5.16 Books and Records.. . . . . . . . . . . . . . . 13

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          5.17 Payments. . . . . . . . . . . . . . . . . . . . 13
          5.18 Disclosure. . . . . . . . . . . . . . . . . . . 14
          5.19 Joint Ventures. . . . . . . . . . . . . . . . . 14
          5.20 Subsidiaries. . . . . . . . . . . . . . . . . . 14
          5.21 Approval of Share Exchange. . . . . . . . . . . 14
          5.22 SEC Reporting Status. . . . . . . . . . . . . . 14
          5.23 Investment Company. . . . . . . . . . . . . . . 14
          5.24 SEC Filings . . . . . . . . . . . . . . . . . . 14
          5.25 OTC Bulletin Board. . . . . . . . . . . . . . . 14
          5.26 Secondary Trading Exemption . . . . . . . . . . 14
          5.27 Certain Legal Proceedings . . . . . . . . . . . 14
          5.28 Net Worth . . . . . . . . . . . . . . . . . . . 14
          5.29 Accountants . . . . . . . . . . . . . . . . . . 14
      6.  Actions of the Toucan Shareholders Prior to the
          Closing Date . . . . . . . . . . . . . . . . . . . . 15
          6.1  Affirmative Covenants . . . . . . . . . . . . . 15
          6.2  Negative Covenants. . . . . . . . . . . . . . . 15
          6.3  Consents. . . . . . . . . . . . . . . . . . . . 15
          6.4  Advice of Changes . . . . . . . . . . . . . . . 15
          6.5  Best Efforts. . . . . . . . . . . . . . . . . . 15
          6.6  Access to Properties and Records. . . . . . . . 15
          6.7  Supply Documents, Reports, etc. . . . . . . . . 15
     7.   Actions of Starlight Prior to or at the Closing Date 16
          7.1  Affirmative Covenants . . . . . . . . . . . . . 16
          7.2  Negative Covenants. . . . . . . . . . . . . . . 16
          7.3  Consents. . . . . . . . . . . . . . . . . . . . 16
          7.4  Advice of Changes . . . . . . . . . . . . . . . 16
          7.5  OTC Bulletin Board. . . . . . . . . . . . . . . 16
          7.6  Commission Reports. . . . . . . . . . . . . . . 16
          7.7  Best Efforts. . . . . . . . . . . . . . . . . . 16
          7.8  Access to Properties and Records. . . . . . . . 17
          7.9  Supply Documents, Reports, etc. . . . . . . . . 17
          7.10 Board of Directors of Starlight . . . . . . . . 17
     8.   Conditions to Starlight's Obligations. . . . . . . . 17
     9.   Conditions to the Toucan Shareholders' Obligations . 18
     10.  Additional Agreements. . . . . . . . . . . . . . . . 19
          10.1 Confidentiality . . . . . . . . . . . . . . . . 19
          10.2 Further Assurances. . . . . . . . . . . . . . . 19
     11.  Termination, Waiver and Amendment. . . . . . . . . . 19
          11.1 Termination . . . . . . . . . . . . . . . . . . 19
          11.2 Manner of Exercise. . . . . . . . . . . . . . . 19
          11.3 Effect of Termination . . . . . . . . . . . . . 19
          11.4 Waiver. . . . . . . . . . . . . . . . . . . . . 19
          11.5 Amendment . . . . . . . . . . . . . . . . . . . 19
     12.  Miscellaneous. . . . . . . . . . . . . . . . . . . . 20
          12.1 Expenses. . . . . . . . . . . . . . . . . . . . 20
          12.2 Press Releases. . . . . . . . . . . . . . . . . 20
          12.3 Binding Effect. . . . . . . . . . . . . . . . . 20
          12.4 Severability. . . . . . . . . . . . . . . . . . 20
          12.5 Notices . . . . . . . . . . . . . . . . . . . . 20
          12.6 Entire Agreement. . . . . . . . . . . . . . . . 21
          12.7 Amendments; Waivers . . . . . . . . . . . . . . 21
          12.8 Headings. . . . . . . . . . . . . . . . . . . . 21
          12.9 Counterparts. . . . . . . . . . . . . . . . . . 21
          12.10     Specific Performance . . . . . . . . . . . 21
          12.11     GOVERNING LAW. . . . . . . . . . . . . . . 21
          12.12     Time of Essence. . . . . . . . . . . . . . 21
          12.13     Best Efforts . . . . . . . . . . . . . . . 22

                     SHARE EXCHANGE AGREEMENT


       THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of May 10, 1996, by and among STARLIGHT ACQUISITIONS, INC., a Colorado corporation, Bankhill Trustees Ltd. and Northquay Ltd., each an Isle of Man company holding shares of Toucan Common Stock on behalf of the beneficiaries listed on Schedule A hereto.

                             RECITALS

       It is the intention of the parties hereto that Toucan become a wholly-owned subsidiary of Starlight through the exchange of all outstanding shares of Toucan Common Stock for shares of Starlight Common Stock on the following terms:

                            AGREEMENT

       NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

       1. DEFINITIONS. As used in this Agreement and documents delivered pursuant to this Agreement, the following terms shall have the following meanings:

            AFFILIATE.   "Affiliate" means an "affiliate" or "associate" as
those terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act.

            CBCA.  "CBCA" means the Colorado Business Corporations Act.

            CLOSING.   "Closing" means the closing referred to in SECTION 3.1.

            CLOSING DATE.   The "Closing Date" shall be such date as shall be
set by the parties in writing following satisfaction (or waiver) of the conditions to the Closing set forth in Sections 8 and 9 hereof.

            CODE.   "Code" means the Internal Revenue Code of 1986, as
amended, or any successor statute.

            COMMISSION.   "Commission" means the Securities and Exchange
Commission and/or any other Governmental Entity that administers either the Securities Act or the Exchange Act.

            EFFECTIVE DATE.   "Effective Date" is as defined in SECTION 2.2.

            ENCUMBRANCE.   An "Encumbrance" is any option, pledge, security
interest, lien, charge, encumbrance, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

            ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

            EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

            GAAP.   "GAAP" means generally accepted accounting principles set
forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

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            GOVERNMENTAL ENTITY.   A "Governmental Entity" is any federal,
state, municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

            INVESTMENT COMPANY ACT.   "Investment Company Act" means the
Investment Company Act of 1940, as amended, or any successor statute.

            JOINT VENTURE AND JOINT VENTURES.   "Joint Venture" or "Joint
Ventures" means any partnership or joint venture with third parties in which Toucan is a partner, venturer or participant.

            MATERIAL EFFECT.   "Material Effect" means a material adverse
effect in the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Starlight or Toucan, as the context requires.

            MBL.   "MBL" means Mineradora de Bauxita Ltda., a subsidiary of
Toucan.

            SHARE EXCHANGE.   "Share Exchange" means the share exchange
between Starlight and the Toucan Shareholders as described in SECTION 2.1.

            PLAN.   "Plan" is as defined in SECTION 4.13.

            SECURITIES ACT.   "Securities Act" means the Securities Act of
1933, as amended, or any successor statute.

            STARLIGHT.   "Starlight" means Starlight Acquisitions, Inc.

            STARLIGHT COMMON STOCK.   "Starlight Common Stock" means
Starlight's common stock, no par value per share.

            STARLIGHT DISCLOSURE SCHEDULE. "Starlight Disclosure Schedule" is the disclosure schedule delivered by Starlight to the Toucan Shareholders contemporaneously with the execution of this Agreement. Each heading in the Starlight Disclosure Schedule shall refer to the applicable section of the Agreement.

            STARLIGHT FINANCIAL STATEMENTS.   "Starlight financial
statements" are collectively the audited financial statements of Starlight as of the years ended December 31, 1994 and 1995.

            STARLIGHT SHARES.   "Starlight Shares" means the shares of
Starlight Common Stock to be issued to the Toucan Shareholders in connection with the Share Exchange.

            SUBSIDIARY AND SUBSIDIARIES.   "Subsidiary" or "Subsidiaries"
means any corporation with more than 50 percent of its voting power owned directly or indirectly by Toucan, Starlight or other relevant person, as the context requires.

            TAXES.   "Taxes" is as defined in SECTION 4.11.

            TAX RETURN.   "Tax Return" is as defined in SECTION 4.11.

            TOUCAN.   "Toucan" means Toucan Mining, Ltd. and, except where
the context indicates otherwise, MBL.

            TOUCAN COMMON STOCK.   "Toucan Common Stock" means Toucan's
capital stock of 10p (Ten Pence) each.

            TOUCAN SHAREHOLDER DISCLOSURE SCHEDULE.   "Toucan Shareholder
Disclosure Schedule" is the schedule delivered by the Toucan Shareholders to Starlight contemporaneously with the execution of this Agreement. Each heading in the Toucan Shareholder Disclosure Schedule shall refer to the application section of the Agreement.

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            TOUCAN FINANCIAL STATEMENTS.   "Toucan financial statements" are
collectively the unaudited financial statements of Toucan as of March 31, 1996.

            TOUCAN SHAREHOLDERS.   "Toucan Shareholders" refers to Bankhill
Trustees Ltd. and Northquay Ltd., each holding on behalf of the beneficiaries listed on Schedule A hereto.

            TRANSFER AGENT.   "Transfer Agent" means Corporate Stock
Transfer, Inc., located in Denver, Colorado.

       2.   THE SHARE EXCHANGE.

            2.1  THE SHARE EXCHANGE.   Subject to the terms and conditions of
this Agreement, at Closing, the Toucan Shareholders shall tender all their respective shares of Toucan Common Stock to Starlight in exchange for shares of Starlight Common Stock, and Toucan shall become a wholly-owned subsidiary of Starlight.

            2.2 EFFECTIVE DATE. The Share Exchange will become effective upon the proper filing of Articles of Share Exchange with the Secretary of State of the State of Colorado (the time of such filing referred to as the "Effective Time" and the date of such filing referred to as the "Effective Date").

            2.3 EXCHANGE OF TOUCAN COMMON STOCK. The Toucan Common Stock shall be exchanged in the Share Exchange as follows:

            Each certificate that prior to the Effective Date represented an outstanding share of Toucan Common Stock will be exchanged for seven shares of Starlight Common Stock. No share of Starlight Common Stock shall be affected in any manner by the consummation of the Share Exchange.

       No fraction of a share of Starlight Common Stock will be issued upon such exchange of shares of Toucan Common Stock, but any holder of shares of Toucan Common Stock who would otherwise be entitled to a fraction of a share of Starlight Common Stock will instead receive a cash payment in lieu of and with respect to said fraction of a share to which such holder would be so entitled determined by multiplying (i) the value of a share of Starlight Common Stock (calculated as hereinafter provided) times (ii) the fractional share interest to which such holder would otherwise be entitled, which product shall be rounded to the nearest whole cent. For purposes of computing such cash payment, the value of a share of Starlight Common Stock shall be the average of the closing bid prices of Starlight Common Stock on the OTC Bulletin Board for the last five trading days prior to the Effective Time. Such cash payment shall be paid in U.S. dollars at the time of presentation for surrender to the Transfer Agent of the certificate representing shares of Toucan Common Stock. The right to receive such cash payment shall, if the holder thereof shall not prior thereto so present such certificate, terminate on the second anniversary date of the Effective Time. No interest will accrue or be payable with respect to the amounts payable in lieu of fractional shares.

            2.4 EXCHANGE OF CERTIFICATES. At Closing, or as soon as practicable thereafter, Starlight shall deliver to each Toucan Shareholder listed on Schedule A hereto, a certificate representing the whole number of shares of Starlight Common Stock into which such Toucan Shareholder's shares of Toucan Common Stock shall have been exchanged as set forth herein, and such Toucan Shareholder's certificate(s) of Toucan Common Stock shall be delivered to Starlight.

            2.5 REPORTING OF SHARE EXCHANGE. For federal, state and local income tax return reporting purposes, all parties agree to treat the Share Exchange as a nontaxable exchange under Section 368 of the Code.

            2.6  BOARD OF DIRECTORS OF STARLIGHT.  Simultaneously at
Closing, R. Haydn Silleck, John B. Marvin and Peter S. Daley, constituting three of the four directors of Starlight, shall resign from their positions as directors and officers of Starlight, and Robert Jeffcock, L. Clark Arnold and Don Box shall be elected as directors of Starlight to fill these director vacancies. Jay Lutsky will immediately thereafter resign from the Board of Directors and as an officer of Starlight and shall be elected as an Advisory Director.

       3.   THE CLOSING.

            3.1 TIME AND PLACE OF CLOSING. The closing of the Share Exchange (the "Closing"), shall, unless otherwise agreed to in writing by the parties, take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas at 10:00 a.m., local time, on or prior to May , 1996.

            3.2 OBLIGATIONS OF THE TOUCAN SHAREHOLDERS AT OR PRIOR TO THE CLOSING. At or prior to Closing, and subject to the satisfaction by Starlight of its obligations hereunder, the Toucan Shareholders shall deliver to Starlight the following:

            (a) A copy of the charter of Toucan certified as of a date within thirty days of the Closing Date by the appropriate governmental official of its jurisdiction of incorporation and certified by Toucan's corporate secretary as to the absence of any amendments between the date of the governmental certification and the Closing Date;

            (b) A certificate from the appropriate governmental officials of its jurisdiction of incorporation as to the existence and good standing of Toucan and the payment of Taxes by Toucan as of a date within thirty days of the Closing Date;

            (c) A certificate of the corporate secretary of Toucan attaching thereto a true and correct copy of the bylaws (the Memorandum and Articles of Association) of Toucan.

            (d)  The certificate referred to in SECTION 8(a);

            (e)  The certificate under SECTION 8(b); and

            (f) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from the Toucan Shareholders by Starlight or its counsel.

            3.3  OBLIGATIONS OF STARLIGHT AT OR PRIOR TO THE CLOSING.   At or
prior to the Closing, and subject to the satisfaction by the Toucan Shareholders of their obligations hereunder, Starlight shall deliver to the Toucan Shareholders the following:

            (a) A copy of the charter of Starlight certified as of a date within thirty days of the Closing Date by the secretary of state of its state of incorporation (the "Secretary of State") and certified by the corporate secretary of Starlight as to the absence of any amendments between the date of certification by the Secretary of State and the Closing Date.

            (b) A certificate from the appropriate governmental officials of the Secretary of State as to the existence and good standing of Starlight and the payment of Taxes by Starlight as of a date within thirty days of the Closing Date, and a telegram or other verification from such officials as to the same matters dated the business day before the Closing Date;

            (c) A certificate of the corporate secretary of Starlight attaching thereto true and correct copies of the bylaws of Starlight and the corporate resolutions duly adopted by the board of directors of Starlight authorizing the consummation of the transactions contemplated hereby;

            (d)  The certificate of Starlight referred to in SECTION 9(a);

            (e)  The certificate of Starlight referred to in SECTION 9(b); and

            (f) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from Starlight by the Toucan Shareholders or their counsel.

       4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TOUCAN SHAREHOLDERS. Except as expressly set forth and specifically identified by the section number of this Agreement in the Toucan Shareholder Disclosure Schedule, the Toucan Shareholders represent, warrant and covenant to Starlight as follows (each of the representations, warranties and covenants made by the Toucan Shareholders, which specifically relate to Toucan, are made to the best of the Toucan Shareholders' knowledge):

            4.1  CORPORATE ORGANIZATION.   Toucan is a corporation duly
incorporated and validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation. Toucan has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and Toucan is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect.

            4.2  CAPITALIZATION.

            (a) The authorized, issued and outstanding capital stock of Toucan, all outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of Toucan and all rights, agreements or other commitments of Toucan to issue, transfer or sell its capital stock is as set forth in Section 4.2 of the Toucan Shareholder Disclosure Schedule.
 All of the issued and outstanding shares of capital stock of Toucan are validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

            (b) Toucan does not own or hold any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for MBL.

            4.3  AUTHORITY; NO VIOLATION.


            (a) Each Toucan Shareholder has the power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by each Toucan Shareholder and is a valid and binding obligation of each Toucan Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

            (b) None of the execution, delivery or performance of this Agreement does or will: (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of Toucan or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to Toucan or any Toucan Shareholder, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Toucan or any Toucan Shareholder is bound; (ii) result in the creation of any material Encumbrance upon any of the properties or assets of Toucan or any Toucan Shareholder pursuant to any such term or provision; or (iii) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which Toucan or any Toucan Shareholder is a party, or by which Toucan or any Toucan Shareholder or any of their respective properties or assets may be subject or bound.

            4.4  CONSENTS AND APPROVALS.   No federal, state or other
regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by Toucan or any Toucan Shareholder in connection with the Share Exchange.

            4.5  VIOLATION OF LAWS, PERMITS, ETC.


            (a) Toucan is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

            (b) Toucan has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

            4.6  TOUCAN  FINANCIAL STATEMENTS.   The Toucan Financial
Statements fairly present the assets, liabilities and financial position of Toucan purported to be covered thereby as of the dates thereof and the results of their operations for the respective periods ended on such dates, all in conformity with GAAP consistently applied.

            4.7  NO UNDISCLOSED LIABILITIES, ETC.   Toucan does not have any
material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet included in the Toucan Financial Statements, (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Toucan Financial Statements that are consistent with past practice and are included in the latest Toucan Financial Statements or (c) as specifically disclosed in the Toucan Financial Statements.

            4.8  ABSENCE OF CERTAIN CHANGES.   Since the date of the latest
Financial Statement, except as specifically disclosed in the latest Toucan Financial Statements, Toucan has not:

            (a) Suffered any change that would be likely to result in a Material Effect;

            (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

            (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other obligation or liability for borrowed money, whether absolute, contingent, known, unknown, or otherwise, except in the ordinary course of business and consistent with past practice;

            (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; (ii) authorized, declared or paid stock dividends; (iii) authorized, declared or paid any dividends, distributions of earnings or capital on, or splits or any other reclassification of, its equity securities;

            (e) Mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, tangible or intangible;

            (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than in the ordinary course of business;

            (g) Increased the salaries, compensation, pension or other benefits payable to its officers and directors or their Affiliates;

            (h) Forgiven or canceled any debts or claims or waived any rights against Toucan or its Affiliates or forgiven or canceled any material debts or claims or waived any material rights against any other person;

            (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to Toucan; or

            (j) Agreed, either in writing or otherwise, to take any action described in this Section 4.8.

            (k) Made any capital expenditure or commitment, except capital expenditures that individually or in the aggregate do not exceed $50,000, as Toucan may, in its discretion, deem appropriate.

            4.9  TITLE TO PROPERTY; ENCUMBRANCES.   Toucan has good and
indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the Toucan Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

            4.10 LITIGATION.


            (a) There is no action, proceeding, investigation or inquiry pending or, to the best of Toucan's knowledge, threatened (i) against or affecting any of Toucan's assets or business that, if determined adversely to Toucan, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

            (b) Toucan has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Toucan to determine that there exists any basis for any material claim against Toucan for any of the matters described in paragraph (a) above.

            4.11 TAXES.


                 As of the Closing Date, Toucan is not required to (i) file any separate, consolidated, combined or unitary tax returns (including any estimated tax returns), reports, elections, information returns, declarations, statements or other filings (including any amendments thereto) required to be filed with any relevant taxing authority ("Tax Returns") or
(ii) to pay any taxes, imposts, duties, fees, levies, withholdings or other like assessments or charges, including, without limitation, income, gross receipts, capital, transfer, excise, occupancy, real and personal property, sales, use, employment franchise, AD VALOREM, social security, payroll, unemployment compensation, stamp, net worth, surplus, environmental, privilege, windfall profits, value-added, customs or other taxes of any sort, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions to tax attributable thereto ("Taxes").

            4.12 CONTRACTS.


            (a) SECTION 4.12 of the Toucan Shareholder Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which Toucan is a party or by which any of its properties is bound:

                    (i) notes, agreements, mortgages, indentures, security agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price;

                   (ii) leases of real property and material personal property (other than Leases);

                  (iii)     Joint Venture agreements;

                   (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

                    (v) any agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

                   (vi)     material surety, performance and maintenance bonds;

                  (vii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

                 (viii)     brokerage or finder's agreements;

                   (ix) any agreement that (a) restricts the right of such entities to engage in any place in any line of business, other than in the ordinary course of business or (b) would restrict the right of Toucan to engage in any line of business after the Closing Date, other than in the ordinary course of business; and

                    (x) any contract, commitment or agreement that individually or in the aggregate is material to Toucan, except contemplated by this Agreement or in the ordinary course of business and consistent with past practice.

            (b) Toucan has made available to Starlight complete and correct copies of all material written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the best of Toucan's knowledge, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

            4.13 COMPENSATION AND EMPLOYEE PLANS.


            (a) For all purposes of this Section, "Plan" means (i) any employee benefit plan as defined in Section 3(3) of the ERISA, that is (a) maintained by Toucan, or (b) to which Toucan is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of Toucan, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice. SECTION 4.13 of the Toucan Shareholder Disclosure Schedule sets forth the name of each Plan and lists all documents evidencing any Plan.

            (b) Each Plan is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the Age Discrimination in Employment Act, as amended, insofar as such statutes are applicable to such Plan.

            4.14 BROKERS, FINDERS AND ADVISORS.   Neither Toucan nor any
Toucan Shareholder has employed any broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions, in connection with the transaction contemplated hereby.

            4.15 LABOR FORCE.


                 Toucan is in compliance in all material respects with all applicable laws (including, without limitation, federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

            4.16 BOOKS AND RECORDS.   The books and records of Toucan
(including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Toucan contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities, and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available by Toucan or its agents to Starlight's representatives or agents, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

            4.17 PAYMENTS.   Toucan has not, directly or indirectly, paid or
delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, that the Toucan Shareholders know or have reason to believe to have been illegal under any federal, state or local laws of the United

States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

            4.18 DISCLOSURE.   No representation or warranty made by the
Toucan Shareholders in this Agreement (including, without limitation, in the Toucan Shareholder Disclosure Schedule) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

            4.19 JOINT VENTURES.   Toucan is not a member of any partnership,
joint venture or other business entity.

            4.20 SUBSIDIARIES.   Toucan does not own any subsidiary, except
for MBL.

            4.21 OWNERSHIP OF SHARES.   The shares of Toucan Common Stock are
owned of record by Bankhill Trustees Ltd. and Northquay Ltd. and beneficially by the Toucan Shareholders as set forth on Schedule A. Bankhill Trustees Ltd. and Northquay Ltd. possess full authority and legal right to sell, transfer and assign the entire legal and beneficial ownership of the shares of Toucan Common Stock, free from all liens, claims and encumbrances of any kind; and there are no outstanding rights or obligations granted by the Toucan Shareholders to purchase or acquire any of the shares of Toucan Common Stock or any interest in any of the shares of Toucan Common Stock. Upon transfer of the shares of Toucan Common Stock to Starlight hereunder at the Closing, Starlight will receive the entire legal and beneficial interest in the shares of Toucan Common Stock, free and clear of all liens, claims and encumbrances and subject to no legal or equitable restrictions of any kind.

            4.22 INVESTMENT LETTER.   Each Toucan Shareholder acknowledges
that the Starlight Shares are restricted securities under the Securities Act and represents that such Toucan Shareholder (i) is acquiring the Starlight Shares for his own account without a view to distribution within the meaning of the Securities Act, (ii) has received from Starlight its filings with the Securities and Exchange Commission and all other information that he has deemed necessary to make an informed investment decision with respect to an investment in Starlight in general and the Starlight Shares in particular;
(iii) is financially able to bear the economic risks of an investment in Starlight; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the Starlight Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Starlight Shares.

       5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF STARLIGHT.   Except
as expressly set forth and specifically identified by the section number of this Agreement in the Starlight Disclosure Schedule, Starlight hereby represents, warrants and covenants to the Toucan Shareholders, as follows:

            5.1  CORPORATE ORGANIZATION.   Starlight is a corporation duly
incorporated and validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation. Starlight has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets, and Starlight is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect. Section 5.1 of the Starlight Disclosure Schedule sets forth the name and state of incorporation of Starlight and each state in which it is qualified or licensed to do business.

            5.2  CAPITALIZATION.


            (a) The authorized, issued and outstanding capital stock of Starlight, all outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of Starlight and all rights agreements or other commitments of Starlight to issue, transfer or sell its capital stock is as set forth in Section 5.2 of the Starlight Disclosure Schedule. All of the issued and outstanding shares of Starlight are validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

            (b) The Starlight Shares shall be validly issued, fully paid and nonassessable.

            (c) Starlight does not own or hold any equity, debt or other interest in any entity or business on any option to acquire any such interest.

            5.3  AUTHORITY.


            (a) The execution and performance of this Agreement have been duly and validly authorized by the board of directors of Starlight and no other corporate action by Starlight is necessary to authorize the execution, delivery and performance of this Agreement. Starlight has the corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed on behalf of Starlight and is a valid and binding obligation of Starlight, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

            (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of Starlight or any term or provision of any instrument, judgment, decree, order, statute, injunction, rule or regulation applicable to Starlight or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Starlight is bound; or (ii) result in the creation of any material lien upon any of the properties or assets of Starlight pursuant to any such term or provision; or (iii) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon or refuse to perform or comply with any material contract, agreement, arrangement, commitment or plan to which Starlight is a party, or by which Starlight or any of the rights, properties or assets of Starlight may be subject or bound.

            5.4  CONSENTS AND APPROVALS.   No federal, state or other
regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by Starlight in connection with the Share Exchange.

            5.5  VIOLATION OF LAWS, PERMITS, ETC.


            (a) Starlight is not in violation of any term or provision of its Articles of Incorporation or bylaws, or in any material respect of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or governmental regulation applicable to it and where the failure to comply with which would have a Material Effect.

            (b) Starlight has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

            (c) All shares of issued and outstanding capital stock of Starlight have been issued in compliance with all applicable securities laws.

            5.6  STARLIGHT FINANCIAL STATEMENTS.   The Starlight Financial
Statements fairly present the assets, liabilities and financial position of such entity as of the dates thereof and the results of its operations for the respective periods ended on such dates, all in conformity with GAAP consistently applied.

            5.7  NO UNDISCLOSED LIABILITIES, ETC.   Starlight has no material
liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet included in the Starlight Financial Statements, (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Starlight Financial Statements that are consistent with past practice and are included in the latest Starlight Financial Statements or (c) as specifically disclosed in the Starlight Financial Statements.

            5.8  ABSENCE OF CERTAIN CHANGES.   Since the date of the latest
Starlight Financial Statement, except as specifically disclosed in the latest Financial Statements for Starlight, Starlight has not:

            (a) Suffered any change that would be likely to result in a Material Effect;

            (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

            (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other obligation or liability for borrowed money, whether absolute, contingent, known, unknown, or otherwise, except in the ordinary course of business and consistent with past practice;

            (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; (ii) authorized, declared or paid stock dividends; (iii) authorized, declared or paid any dividends, distributions of earnings or capital on, or splits or any other reclassification of, its equity securities;

            (e) Mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, tangible or intangible;

            (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than in the ordinary course of business;

            (g) Increased the salaries, compensation, pension or other benefits payable to its officers and directors or their Affiliates;

            (h) Forgiven or canceled any debts or claims or waived any rights against Starlight or its Affiliates or forgiven or canceled any material debts or claims or waived any material rights against any other person;

            (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to Starlight; or

            (j) Agreed, either in writing or otherwise, to take any action described in this Section 5.8.

            (k) Made any capital expenditure or commitment, except capital expenditures that individually or in the aggregate do not exceed $50,000, as Starlight may, in its discretion, deem appropriate.

            5.9  TITLE TO PROPERTY; ENCUMBRANCES.   Starlight, either
directly or indirectly, has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on their latest balance sheets included in the Starlight Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

            5.10 LITIGATION.


            (a) There is no action, proceeding, investigation or inquiry pending or, to the best of Starlight's knowledge, threatened (i) against or affecting any of Starlight's assets or business that, if determined adversely to Starlight, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

            (b) Starlight has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Starlight to determine that there exists any basis for any material claim against Starlight for any of the matters described in paragraph (a) above.

            5.11 TAXES.


            (a) Starlight has duly filed all required Tax Returns. All Taxes owed by Starlight have been paid. All such Tax Returns described are complete and accurate in all material respects and there is no basis for any material assessment of any addition to the Tax shown thereon and (i) none of such Tax Returns has been audited by the Internal Revenue Service or any state, local or other taxing authority, (ii) Starlight has no proposed or outstanding Tax deficiency (except as disclosed in the Starlight Financial Statements) or assessment nor have they been notified of any Tax Return examination applicable to the business or assets of Starlight (or of any examination of any consolidated, combined or unitary Tax Returns of any Affiliated
Group of which Starlight was a member and which relate in part to Starlight, (iii) no waiver of any statute of limitations relating to such Tax Returns (or to Taxes payable by or chargeable as a lien upon the assets of Starlight) has been given or requested, (iv) no extension of the period for assessment or collection of any such Taxes has been agreed, and (v) there are no Tax liens on any of the assets or properties of Starlight other than liens for current Taxes not yet due and payable. All Taxes payable by, or chargeable as a lien upon the assets of Starlight as of the Closing have been duly paid, and the balance sheet in the latest Starlight Financial Statement reflects an adequate reserve for all Taxes payable or asserted to be payable by or chargeable as a lien upon the assets of Starlight for all taxable periods or portions thereof through the date thereof. Any tax sharing agreements or arrangements between Starlight on the one hand and any other corporation on the other and any obligations to make payments under any such agreement or arrangement shall be or has been canceled without any liability of any party to such agreement or arrangement, or affiliates thereof as of the Closing.

            (b) No consent has been filed under Section 341(f) of the Code with respect to Starlight.

            (c) Starlight is not a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code).

            (d) Starlight has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code.

            (e) Starlight has no material liability for the Taxes of any person other than Starlight (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

            (f) Starlight has delivered to the Toucan Shareholders correct and complete copies of all federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Starlight since its first fiscal year.

            5.12 CONTRACTS.


            (a) SECTION 5.12 of Starlight Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which Starlight are a party or by which any of its properties is bound:

                        (i) notes, agreements, mortgages, indentures, security agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price;

                       (ii) leases of real property and material personal property (other than Leases);

                      (iii)     Joint Venture agreements;

                       (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

                        (v) any agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

                       (vi)     material surety, performance and
            maintenance bonds;

                      (vii)     any plan, contract or arrangement
            providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

                     (viii)     brokerage or finder's agreements;

                       (ix) any agreement that (a) restricts the right of such entities to engage in any place in any line of business, other than in the ordinary course of business or (b) would restrict the right of Starlight or any subsidiary of Starlight to engage in any line of business after the Closing Date, other than in the ordinary course of business; and

                        (x) any contract, commitment or agreement that individually or in the aggregate is material to Starlight, except contemplated by this Agreement.

            (b) Starlight has made available to the Toucan Shareholders complete and correct copies of all material written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the best of Starlight's knowledge, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

            5.13 COMPENSATION AND EMPLOYEE PLANS.


            (a) For all purposes of this Section, "Plan" means (i) any employee benefit plan as defined in Section 3(3) of the ERISA, that is (a) maintained by Starlight, or (b) to which Starlight is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of Starlight, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice. SECTION 5.13 of the Starlight Disclosure Schedule sets forth the name of each Plan and lists all documents evidencing any Plan.

            (b) Each Plan is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the Age Discrimination in Employment Act, as amended, insofar as such statutes are applicable to such Plan.

            5.14 BROKERS, FINDERS AND ADVISORS.   Starlight has not employed
any broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions, in connection with the transaction contemplated hereby.

            5.15 LABOR FORCE.   Starlight is in compliance in all material
respects with all applicable laws (including, without limitation, federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

            5.16 BOOKS AND RECORDS.   The books and records of Starlight
(including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Starlight contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the boards of directors of the respective entities, and no meetings of or actions by such shareholders or any such boards of directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available by Starlight or its agents to Toucan's representatives or agents, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

            5.17 PAYMENTS.   Starlight has not, directly or indirectly, paid
or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, that Starlight knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

            5.18 DISCLOSURE.   No representation or warranty made by
Starlight in this Agreement (including, without limitation, in the Starlight Disclosure Schedule) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

            5.19 JOINT VENTURES.   Starlight is not a member of any
partnership, joint venture or other business entity.

            5.20 SUBSIDIARIES.   Starlight does not own any subsidiaries.

            5.21 APPROVAL OF SHARE EXCHANGE.   The board of directors of
Starlight has approved the Share Exchange without reservation or qualification.

            5.22 SEC REPORTING STATUS.   Starlight filed a registration
statement on Form S-18 under the Securities Act, which was declared effective on July 19, 1989. Since that date, Starlight has filed with the Commission all reports required to be filed pursuant to Section 15(d) of the Exchange Act. It has not filed a certification on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

            5.23 INVESTMENT COMPANY.   Starlight is not an investment company
within the meaning of Section 3 of the Investment Company Act. In addition, since the inception of Starlight, all funds of Starlight have been held in federally insured bank accounts, and the entire amount of such funds have been federally insured at all times.

            5.24 SEC FILINGS.   Starlight has filed all forms, reports and
documents required to be filed with the Commission. All of such filings were prepared in accordance with the requirements of all applicable laws in all material respects, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            5.25 OTC BULLETIN BOARD.   Starlight Common Stock is approved for
trading on the OTC Bulletin Board.

            5.26 SECONDARY TRADING EXEMPTION.   Starlight Common Stock is
approved for trading in the states listed under Section 5.26 of the Starlight Disclosure Schedule.

            5.27 CERTAIN LEGAL PROCEEDINGS.


            (a) None of the directors, officers or other Affiliates of Starlight have been included within the last five (5) years in any legal proceedings of the type listed in Item 401(d) of Regulation S-B, Integrated Disclosure System for Small Business Issuers.

            (b) Neither Starlight, its predecessors, if any, or any of its Affiliates has been subject to a disqualifying provision of Regulation A or Regulation D, pursuant to the Securities Act.

            5.28 NET WORTH.   On the Closing Date, Starlight shall have (i)
at least $100,000 in cash or cash equivalents and (ii) net worth (taking into account all accrued liabilities and liabilities relating to or arising from commitments or obligations incurred prior to the Closing Date and expected to come due within 30 days of the Closing Date) of at least $100,000.

            5.29 ACCOUNTANTS.   Comiskey & Company, P.C. is Starlight's
independent public accountants. None of the reports of Comiskey & Company, P.C. on the financial statements of Starlight for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles. During Starlight's two most recent fiscal years and the subsequent interim period preceding such resignation, there were no disagreements with Comiskey & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(v) of Regulation S-K occurred with respect to Starlight and Comiskey & Company, P.C.

        6.  ACTIONS OF THE TOUCAN SHAREHOLDERS PRIOR TO THE CLOSING DATE.

            6.1  AFFIRMATIVE COVENANTS.   Prior to the Closing Date, the
Toucan Shareholders covenant that, unless the prior written consent of Starlight is first obtained, which consent shall not be unreasonably withheld, Toucan will:

            (a) During the period from the date of this Agreement to the Effective Time, Toucan will conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Toucan Shareholders will use their best efforts to preserve intact Toucan's business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with Toucan.

            (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees that if not complied with would result in a Material Effect.

            6.2  NEGATIVE COVENANTS.   Prior to the Closing Date, the Toucan
Shareholders covenant that, except with the prior written consent of Starlight, which consent shall not be unreasonably withheld, Toucan will not:

            (a) Do any of the restricted acts set forth in SECTION 4.8 hereof, or enter into any agreement of a nature set forth in SECTION 4.12 hereof;

            (b) Enter into any transaction other than in the ordinary course of business; or

            (c) Amend the respective organizational or governing documents of Toucan.

            6.3  CONSENTS.   The Toucan Shareholders will use best efforts to
obtain all consents from third parties, including, without limitation, Governmental Entities necessary or appropriate to effectuate the transactions contemplated by this Agreement.

            6.4  ADVICE OF CHANGES.   The Toucan Shareholders will promptly
advise Starlight in writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Toucan Shareholder Disclosure Schedule or would have resulted in any representation of the Toucan Shareholders in this Agreement being untrue.

            6.5  BEST EFFORTS.   The Toucan Shareholders will use best
efforts to cause to be fulfilled those of the conditions to Starlight's obligations to consummate the transactions contemplated by this Agreement that are dependent upon the Toucan Shareholders' actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

            6.6  ACCESS TO PROPERTIES AND RECORDS.   From and after the date
of this Agreement through the earlier of the Closing or the termination of this Agreement, the Toucan Shareholders shall (a) provide Starlight an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, revenue and expense information and (b) afford to Starlight and its officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of Toucan.

            6.7  SUPPLY DOCUMENTS, REPORTS, ETC.

            (a) The Toucan Shareholders shall furnish or make available to Starlight all documents, reports and other information and data (including financial statements) concerning Toucan as Starlight may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental

Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission.

            (b) The Toucan Shareholders represent and warrant that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

       7.   ACTIONS OF STARLIGHT PRIOR TO OR AT THE CLOSING DATE.

            7.1  AFFIRMATIVE COVENANTS.   Prior to the Closing Date,
Starlight covenants that, unless the prior written consent of the Toucan Shareholders is first obtained, will:

            (a) During the period from the date of this Agreement to the Effective Time, conduct its operations according to its ordinary and usual course of business and consistent with past practice, and will use its best efforts to preserve intact their business organizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with Starlight.

            (b) Duly comply with all laws applicable to it and its properties, operations, business and employees that if not complied with would result in a Material Effect.

            (c) Use its best efforts to terminate any outstanding options or warrants that have been issued by Starlight.

            (d) Starlight shall satisfy on the date hereof and shall continue to satisfy (i) the filing requirements set forth in Section 15(d) of the Exchange Act and (ii) the requirements of Rule 15(c) 2-11 promulgated by the Commissioner under the Exchange Act.

             7.2 NEGATIVE COVENANTS.   Prior to the Closing Date without the
prior written consent of the Toucan Shareholders, Starlight will not:

            (a) Do any of the restricted acts set forth in Section 5.8 hereof, or enter into any agreement of a nature set forth in Section 5.12 hereof;

            (b) Enter into any transaction other than in the ordinary course of business;

            (c)  Amend its organizational or governing documents; or

            (d)  Extend the expiration date of any options or warrants.

            7.3  CONSENTS.   Starlight will use best efforts to obtain all
consents from third parties, including, without limitation, Governmental Entities necessary or appropriate to effectuate the transactions contemplated by this Agreement.

            7.4  ADVICE OF CHANGES.   Starlight will promptly advise the
Toucan Shareholders in writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Starlight Disclosure Schedule or would have resulted in any representation of Starlight in this Agreement being untrue in any material respect.

            7.5  OTC BULLETIN BOARD.   Starlight will use its best efforts to
maintain the listing on the OTC Bulletin Board of the Starlight Common Stock.

            7.6  COMMISSION REPORTS.   Starlight shall file with the
Commission all reports that are required to be filed by the Exchange Act and the rules and regulations promulgated thereunder.

            7.7  BEST EFFORTS.   Starlight will use its best efforts to cause
to be fulfilled those of the conditions to the Toucan Shareholders' obligations to consummate the transactions contemplated by this Agreement that are dependent upon Starlight's actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

            7.8  ACCESS TO PROPERTIES AND RECORDS.   From and after the date
of this Agreement through the earlier of the Closing or the termination of this Agreement, Starlight shall (a) provide the Toucan Shareholders an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, revenue and expense information, and (b) afford to the Toucan Shareholders and Toucan's officers, attorneys, accounts and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of Starlight.

            7.9  SUPPLY DOCUMENTS, REPORTS, ETC.

            (a) Starlight shall furnish or make available to the Toucan Shareholders all documents, reports and other information and data (including financial statements) concerning Starlight as the Toucan Shareholders may reasonably require in connection with any statement, application, or document required to be filed with applicable Government Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission.

            (b) Starlight represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

            7.10 BOARD OF DIRECTORS OF STARLIGHT.   Starlight shall duly call
a meeting of the Board of Directors to occur simultaneously at Closing. At this meeting R. Haydn Silleck, John B. Marvin and Peter S. Daley shall resign from their positions as directors and officers of Starlight and Robert Jeffcock, L. Clark Arnold and Don Box shall be elected as directors of Starlight to fill these director vacancies. Jay Lutsky will immediately thereafter resign from the Board of Directors and as an officer of Starlight and shall be elected as an Advisory Director.

       8.   CONDITIONS TO STARLIGHT'S OBLIGATIONS.   Each and every
obligation of Starlight under this Agreement to be performed on or before the Closing Date is, at the option of Starlight, subject to the satisfaction on or before the Closing Date of each of the following conditions:

            (a) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Toucan Shareholders at or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of the Toucan Shareholders set forth in ARTICLE 4 shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date and (iii) Starlight shall have received a certificate to such effect from the Toucan Shareholders.

            (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by Toucan or the Toucan Shareholders in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to Toucan or the Toucan Shareholders and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and Starlight shall have received a certificate from the Toucan Shareholders to such effect.

            (c) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for Starlight, which approval shall not be unreasonably withheld.

            (d) The Toucan Shareholders shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by Starlight or its counsel.

            (e)  Toucan shall not have suffered any Material Effect.

            (f) No material information or data provided or made available to Starlight by or on behalf of Toucan shall be incorrect in any material respect.

            (g) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against Toucan or any of its affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to Toucan.

            (h) R. Haydn Silleck, John B. Marvin, Peter S. Daley and Jay Lutsky shall each receive warrants to purchase 25,000 shares of the common stock of Starlight at an exercise price of $4.00 per share, pursuant to a Warrant Agreement substantially in the form attached hereto as Exhibit A.

       9. CONDITIONS TO THE TOUCAN SHAREHOLDERS' OBLIGATIONS. Except as set forth below, each and every obligation of the Toucan Shareholders under this Agreement to be performed on the Closing Date is, at the option of the Toucan Shareholders, subject to the satisfaction on or before the Closing Date, of each of the following conditions:

            (a) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Starlight at or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Starlight set forth in
ARTICLE 5 shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date and (iii) the Toucan Shareholders shall have received a certificate from the President of Starlight at Closing to such effect.

            (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by Starlight in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to Starlight and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and the Toucan Shareholders shall have received a certificate from the President of Starlight to such effect.

            (c) The Toucan Shareholders shall have received the written opinion, dated as of the Closing Date, of counsel to Starlight, which counsel shall be reasonably acceptable to the Toucan Shareholders, which opinion shall relate to each of the representations referred to in Sections 5.1 through 5.4.

            (d) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for the Toucan Shareholders, which approval shall not be unreasonably withheld.

            (e) Starlight shall have furnished such certificates of its officers and others to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by the Toucan Shareholders or their counsel.

            (f)  Starlight shall not have suffered any Material Effect.

            (g) No material information or data provided or made available to the Toucan Shareholders by or on behalf of Starlight shall be incorrect in any material respect.

            (h) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against Starlight or any of their affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to Starlight.

            (i) On the Closing Date, Starlight shall have (i) at least $100,000 in cash or cash equivalents and (ii) net worth (taking into account all accrued liabilities and liabilities relating to or arising from commitments or obligations incurred prior to the Closing Date and expected to come due within 30 days of the Closing Date) of at least $100,000.

            (j) Starlight Common shall be approved for listing on the OTC Bulletin Board.

            (k) Starlight shall satisfy (i) the filing requirements set forth in Section 15(d) of the Exchange Act and (ii) the requirements of Rule 15(c)2-11 as promulgated by the Commissioner under the Exchange Act.

            (l) Toucan Shareholders shall receive an indemnification agreement in form and substance acceptable to them indemnifying such Toucan Shareholders, Starlight and Toucan from losses arising from a breach by Starlight of Section 5.28 or Section 9.12.

       10.  ADDITIONAL AGREEMENTS.

            10.1 CONFIDENTIALITY.   The parties hereto will, and will cause
their officers, directors, employees and authorized representatives to, hold in confidence all, and not to use or to disclose to others any, nonpublic information received by them from another party hereto in connection with the transactions contemplated by this Agreement; provided, however, the foregoing shall not restrict necessary disclosures in compliance with requirements of any law, governmental order or regulation.

            10.2 FURTHER ASSURANCES.   After Closing, the parties shall
execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law. If at any time subsequent to the Closing, any party comes into possession of money or property belonging to another party, such money or property shall be promptly turned over to the party entitled thereto.

       11.  TERMINATION, WAIVER AND AMENDMENT.

            11.1 TERMINATION.   This Agreement may be terminated prior to the
Effective Date by: (i) mutual consent of the board of directors of Starlight and the Toucan Shareholders for any reason; (ii) Starlight, if the Toucan Shareholders have failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; (iii) the Toucan Shareholders, if Starlight has failed to comply in any material respect with any of their covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; (iv) either Starlight or the Toucan Shareholders, if the Closing does not take place prior to May 30, 1996, except that such date may be extended until June 15, 1996, Starlight or the Toucan Shareholders, if such delay is attributable to actions by a Governmental Entity; or (v) either Starlight or the Toucan Shareholders, if a Governmental Entity has permanently enjoined or prohibited consummation of the Share Exchange and such court or government action is final and nonappealable.

            11.2 MANNER OF EXERCISE.   In the event of termination and
abandonment by a party pursuant to Section 11.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by the parties.

            11.3 EFFECT OF TERMINATION.   In the event of the termination and
abandonment pursuant to Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or shareholders in respect of this Agreement and the transactions contemplated hereby except that a party that breaches this Agreement may have liability to the other parties hereto arising out of such breach. Except as allowed under this Agreement, if the Share Exchange is not consummated, each party to this Agreement will bear its own costs and expenses in connection therewith and the transactions contemplated thereby.

            11.4 WAIVER.   The respective obligations of the parties hereto
to effect the Share Exchange are subject to written waiver thereof.

            11.5 AMENDMENT.   The parties to this Agreement may, at any time
prior to the Effective Date, amend this Agreement or extend the time for performance of any of the other parties' obligations under this Agreement and waive any inaccuracies in the representations and warranties contained herein and waive compliance with any of the agreements or conditions contained herein that may be legally waived.

       12.  MISCELLANEOUS.

            12.1 EXPENSES.   Except as otherwise provided herein, Starlight
and Toucan shall pay all expenses and costs in connection with this Agreement and the transactions contemplated hereby.

            12.2 PRESS RELEASES.   No party shall make any public
announcement or press release with respect to this transaction without written consent of the others (which shall not be unreasonably withheld), except as required by law.

            12.3 BINDING EFFECT.   This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others. Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            12.4 SEVERABILITY.   Any provision of this Agreement that is
prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            12.5 NOTICES.   Any notice, request, instructions or other
document to be given hereunder to any party shall be in writing, sent by facsimile transmission or delivered personally or by courier or sent by certified mail, postage prepaid, as follows:

       If to the Toucan Shareholders:

            Toucan Mining, Ltd.
            Celtic House, Victoria Street
            Douglas, Isle of Man IM99 1QZ

            Attention: Robert P. Jeffcock

       Copy to:

            Mark D. Wigder
            Jenkens & Gilchrist, a Professional Corporation
            1445 Ross Avenue
            Suite 3200
            Dallas, Texas  75202

       If to Starlight:

            Starlight Acquisitions, Inc.
            1328 Starwood Lane
            Evergreen, Colorado 80439

            Attention:  R. Haydn Silleck, President

       Copy to:

            Fay M. Matsukage
            Stanford Place 3
            Suite 201
            4582 South Ulster Street Parkway
            Denver, Colorado  80237-2633


Any party may change its address for purposes of this Section by giving written notice of such change of address to the other parties in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when (i) deposited in the United States mail, if by certified mail, and (ii) received, if delivered personally or by courier or facsimile transmission.

            12.6 ENTIRE AGREEMENT.   This Agreement (including the
instruments between the parties referred to herein and any waivers delivered pursuant hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references to articles, sections, subsections, paragraphs, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

            12.7 AMENDMENTS; WAIVERS.   No supplement, modification, or
amendment of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by, or on behalf of, all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

            12.8 HEADINGS.   Descriptive headings contained herein are for
convenience of reference only and shall not affect the meaning or interpretation hereof.

            12.9 COUNTERPARTS.   This Agreement may be executed in any number
of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

            12.10     SPECIFIC PERFORMANCE.   The parties hereto agree that
irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States of America or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

            12.11     GOVERNING LAW.   THIS AGREEMENT AND THE LEGAL RELATIONS
BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

            12.12     TIME OF ESSENCE.   Time is of the essence of the
parties' obligation to consummate the transactions contemplated by this Agreement on the Closing Date.

            12.13     BEST EFFORTS.   No provision of this Agreement
calling for a party to use its best efforts or reasonable efforts shall be construed so as to require such party to incur out-of-pocket expenditures other than expenditures normally incurred in transactions similar to the Share Exchange or to take any step that would not be commercially reasonable, in light of all of the circumstances.

       EXECUTED as of the day and year first above written.

STARLIGHT ACQUISITIONS, INC.

By:   /s/ R. Haydn Silleck

Name:  R. Haydn Silleck

Title:  President

TOUCAN SHAREHOLDERS

BANKHILL TRUSTEES LTD.

By:  /s/ Roy Williams

Name: Roy Williams

Title:  Attorney-in-Fact
        pursuant to power of Attorney

NORTHQUAY LTD.

By:  /s/ Robert Jeffcock

Name:  Robert Jeffcock

Title:  Attorney-in-Fact
        pursuant to Power of Attorney

                        LIST OF SCHEDULES



Schedule A: List of Shareholders of Toucan

                         LIST OF EXHIBITS


Exhibit A:  Warrant Agreement